Exhibit 99.2

Investors Relation contacts:
John Marco, Partner, Elite IR
Tel:   +1-310-819-2948
Email: John.marco@elite-ir.com

Leslie J. Richardson, Partner, Elite IR
Tel:   +852-3183-0283
Email: Leslie.richardson@elite-ir.com

Weikang Bio-Technology Signs Three New Agent Contracts Which are Expected to Add $15 Million in Annual Sales

HARBIN, CHINA—November 22, 2010 - Weikang Bio-Technology Group Co., Inc. (OTC.BB: WKBT - News) ("Weikang" or the "Company"), a leading developer, manufacturer and marketer of Traditional Chinese Medicine (TCM), Western prescription and OTC pharmaceuticals and other health and nutritional products in the People's Republic of China, today announced it has added three new sales agents in southwest and south central China.

Weikang has signed two provincial agent contracts and one municipal agent contract in Guangxi, Hunan and Xiangtan.  The new sales agents began working with Weilang at the beginning of October and have already contributed to RMB 9 million yuan or $1.4 million in sales to fourth quarter 2010 revenue.  The two provincial contracts are expected to add RMB 40 million or $6 million each to annual sales and the municipal contract is expected to add RMB 20 million or $3 million in annual sales.  The products will be sold through a variety of retail outlets including pharmacies and nutritional stores.

“We are excited to expand our sales network by adding three new sales agents, bringing our total number of agents to eight.  The new agents will be instrumental in expanding sales of our new therapeutics in southwest and south central China,” commented Mr. Yin Wang, Chairman and CEO of Weikang Bio-Technology Group.  “We will work closely with the new agents providing them the marketing tools and education to be successful in achieving their sales goals.”

About Weikang Bio-Technology Group Co., Inc.

Weikang Bio-Technology Group Co., Inc. is principally engaged in developing, manufacturing and distributing Traditional Chinese Medicine (TCM), and health and nutritional supplements in China, in compliance with requisite Chinese licenses and approvals. The Company is also expanding its business scope to develop, manufacture and distribute Chinese herbal extract products and GMP certified western prescription and OTC pharmaceuticals through its acquisition of Tianfang.  For more information, please visit http://www.weikangbio.com.

Safe Harbor Statement

Certain statements in this press release constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.